Exhibit 99.2

NEWS RELEASE
CONTACT:	James M. Gasior, President & CEO (330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend of $0.11 Per Share;

Declares Special Dividend of $0.05 Per Share

CORTLAND, Ohio – July 25, 2018 — Cortland Bancorp (OTCQX: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors approved a quarterly cash dividend of $0.11 per share. The dividend will be payable on September 4, 2018, to shareholders of record as of the close of business on August 13, 2018.

In addition to the quarterly dividend, the Board declared a special dividend for $.05 per share, also payable September 4, 2018, to shareholders of record on August 13, 2018. The bonus dividend is in response to the enhanced semiannual performance of the company in 2018.

“As our franchise continues to deliver strong performance, we are glad to be able to continue to pay a quarterly cash dividend and to reward our shareholders with the special dividend relative to exceptional results,” said James Gasior, President and Chief Executive Officer. “Cash dividends along with our share price increase during the first half of 2018, provide an attractive return to our shareholders.” At the stock price of $23.46 per share at the close of the market on July 23, 2018, the current dividend equates to a yield of 1.9% on an annualized basis.

Cortland Bancorp recently reported earnings of $3.3 million, or $0.75 per share, for the second quarter of 2018, versus $1.2 million, or $0.26 per share, for the second quarter of 2017. Year-to-date, earnings were $4.8 million or $1.10 per share, versus $2.2 million, or $0.49 per share for the first six months of 2017.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Ashtabula in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit
http://www.cortlandbank.com.